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                                PROMISSORY NOTE

$34,000.00

Santa Monica, California
June 1, 1999


For value received, I promise to pay to Interpacket Group, Inc. or order, at 1901 Main St., Santa Monica, California 90405, the sum of Thirty-Four Thousand Dollars ($34,000.00), with interest from September 7, 1999, on unpaid principal at the rate of six per cent (6%) per annum until fully paid. I shall make interest only payments of One Hundred Seventy ($170.00) on the 7th day of each month, from the 7th day of October, 1999, through the 7th day of September 2000. so long as I am employed by Interpacket Group, Inc., such monthly interest payments shall be made by a payroll deduction in the amount thereof from my regular salary scheduled to be paid on or about the 7th day of each month. Principal plus all accrued and unpaid interest on such principal shall be due and payable on the 7th day of September 2000. This note may be prepaid in whole or in part, without penalty, at my option. Each payment shall be credited first on interest then due and the remainder on principal; and interest shall thereupon cease upon the principal so credited. Should interest not be so paid it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in payment of any installment of principal or interest when due the whole sum of principal and interest shall become immediately due at the option of the holder of this note. Principal and interest are payable in lawful money of the United States


                                        / s /  Peter Zimble
                                             ----------------------
                                               Peter Zimble